Exhibit 4.4

                                                   EXECUTION COPY

                        INTEREST RATE SERVICES AGREEMENT

          THIS INTEREST RATE SERVICES AGREEMENT (the "Agreement"), dated as of June 29, 1999, is being entered into between HSBC Bank USA, as Indenture Trustee under the Indenture, its successors in interest and any successor trustee under the Indenture, as hereinafter defined and described, and First Union Capital Markets Corp. (the "Remarketing Agent") acting not in its individual capacity but solely as agent for The Money Store Inc. (the "Representative");

                                   WITNESSETH:

          The Representative proposes to cause the Indenture Trustee to authenticate and deliver up to $589,339,000 aggregate principal amount of The Money Store Business Loan Backed Notes, Series 1999-1 (the "Notes") to be issued by The Money Store Business Loan Backed Trust 1999-1 (the "Trust"). The Notes will be issued under the Indenture (the "Indenture"), which term includes all Exhibits, Schedules and Annexes thereto), dated as of May 31, 1999, by and between the Indenture Trustee and the Trust. After the applicable initial Interest Period, the Class Remittance Rate for the Class AS-3 Notes (the "Auction Rate Notes") shall be based on the Auction Procedures set forth in
Schedule I to the Indenture. The Representative desires to appoint First Union Capital Markets Corp. ("First Union Capital Markets") as the Remarketing Agent under this Agreement and First Union Capital Markets desires to accept such appointment.

          The Indenture Trustee is entering into this Interest Rate Services Agreement at the direction of the Trust pursuant to the terms of the Indenture.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. DEFINITIONS. All terms not otherwise defined in this Agreement shall have the meanings set forth in the Indenture, including Schedule I thereto.

                                   ARTICLE II

                              APPOINTMENT OF AGENT

          SECTION 2.01. FIRST UNION CAPITAL MARKETS APPOINTMENT AND ACCEPTANCE. The Representative hereby appoints First Union Capital Markets as the Remarketing Agent under this Interest Rate Services Agreement and First Union Capital Markets hereby accepts such appointment. For purposes of this Agreement the office of First Union Capital Markets shall be One First Union Center, 301
S. College St., DC-8, Charlotte, North Carolina 28288-0602 unless otherwise indicated in writing by First Union Capital Markets.

          SECTION 2.02. PERFORMANCE BY OTHER PARTIES. The Remarketing Agent shall be obligated to perform hereunder only upon performance in all material respects by the parties to this Agreement of their duties and responsibilities hereunder and under the Indenture.

          SECTION 2.03. NO UNDERWRITING. The Remarketing Agent shall not, in fulfilling its obligations hereunder, be required to act as an underwriter for Auction Rate Notes and is in no way obligated, directly or indirectly, to advance its own funds to purchase Auction Rate Notes available for purchase in the secondary market. The duties of the Remarketing Agent shall be solely as provided herein, and no implied covenants or obligations on the part of the Remarketing Agent shall be read into this Agreement.

                                   ARTICLE III

                           DUTIES OF REMARKETING AGENT

          SECTION 3.01. DUTIES OF REMARKETING AGENT. The Remarketing Agent hereby agrees to undertake the duties specified as duties of the Remarketing Agent set forth in the Indenture in connection with the determination from time to time of the interest rates payable on the Auction Rate Notes and giving notice and providing information to the Indenture Trustee as specified in the Indenture. In performing such tasks, the Remarketing Agent shall be acting as an independent contractor and not as agent for the Representative or owners of the Auction Rate Notes. The Remarketing Agent may appoint third parties to assist it in performing its functions hereunder.

          SECTION 3.02. DETERMINATION OF AUCTION RATES FOR NOTES. The Class Remittance Rate on the Auction Rate Notes for each Auction Period shall be the lesser of (i) the Maximum Auction Rate in effect for such Auction Period and
(ii) the rate established by the Remarketing Agent for such Auction Rate Notes no later than 1:00 p.m., New York City time, on the Auction Date immediately preceding each Interest Period for the Auction Rate Notes as being the minimum rate of interest that would be necessary, in the best professional judgment of the Remarketing Agent, taking into account prevailing market conditions, to sell all of the Auction Rate Notes for the next succeeding Auction Period on such date in the secondary market at a price equal to the principal amount thereof for settlement on the next succeeding Remittance Date for the Auction Rate Notes.

          In the process of taking into account prevailing market conditions, the Remarketing Agent shall take, among other actions it may deem appropriate, the following actions. Not more than one Business Day before the Auction Date, the Remarketing Agent shall make available to all interested parties an estimated range of interest rates for the Auction Rate Notes for which the interest rate is being determined during the next ensuing Auction Period (the "Estimated Range of Interest Rate"). The Remarketing Agent shall then inquire of owners of such Auction Rate Notes that communicate with the Remarketing Agent as to whether or not such owners choose to continue to hold their Auction Rate Notes at the Estimated Range of Interest Rate or, if not, as to the specific interest rate, if any, at which such owners would choose to continue to hold such Auction Rate Notes. The Remarketing Agent shall thereupon establish the Auction Rate for the Auction Rate Notes for the next ensuing Auction Period or Periods and communicate the same to the parties and in the manner required by the Indenture.

                                   ARTICLE IV

               RESIGNATION OR DISCHARGE OF THE REMARKETING AGENT;
                         REPRESENTATIONS AND WARRANTIES;
                    INDEMNIFICATION OF THE REMARKETING AGENT

          SECTION 4.01. RESIGNATION OR DISCHARGE OF REMARKETING AGENT. (a) The Remarketing Agent may at any time resign and be discharged of the duties and obligations created by this Agreement by giving at least sixty (60) days' written notice to the Representative and the Indenture Trustee. The Remarketing Agent may be removed upon at least sixty (60) days' written notice to the Remarketing Agent, at the direction of the Representative, by an instrument signed by the Representative and filed with the Remarketing Agent and the Indenture Trustee. Notwithstanding the foregoing, no resignation or removal of the Remarketing Agent shall be effective unless and until a successor shall have been appointed; provided that such resignation by the Remarketing Agent shall be effective upon such sixty (60) days' written notice whether or not a successor has been appointed if and when the Remarketing Agent reasonably determines that any one of the following shall obtain: (i) the Representative is not diligently pursuing the appointment of a successor Remarketing Agent at the level of compensation then generally paid in the marketplace for the services to be performed by the successor Remarketing Agent, (ii) events have occurred which materially adversely affect the Remarketing Agent's ability to fulfill its duties as Remarketing Agent, including the elimination of the Remarketing Agent's capacity to fulfill the duties of the Remarketing Agent or a determination by counsel to the Remarketing Agent that continuation of performance as such hereunder would be contrary to law or would expose the Remarketing Agent to material risk of illegality, (iii) the Indenture has been amended, modified or terminated in such manner as would affect the Remarketing Agent or its duties without the consent of the Remarketing Agent, or (iv) any condition to performance by the Remarketing Agent hereunder shall not be satisfied.

          (b) In the event of the resignation or removal of the Remarketing Agent, the Remarketing Agent shall pay over, assign and deliver any Auction Rate Notes held by it in such capacity to its successor. In the event that the Representative shall fail to appoint a Remarketing Agent hereunder, the Indenture Trustee may do so, subject to the criteria set forth in the Indenture.

          SECTION 4.02. REPRESENTATIONS AND WARRANTIES OF THE PARTIES. (a) The Representative represents and warrants that (i) the Representative is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of New Jersey; (ii) the Representative has all requisite corporate power to execute and deliver, and has by proper corporate action duly authorized the execution and delivery of this Agreement; and (iii) this Agreement is the legal, valid and binding obligation of the Representative enforceable in accordance with its terms, except that enforcement may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors' rights generally and by general principles of equity.

          (b) The Remarketing Agent represents and warrants that (i) the Remarketing Agent is duly incorporated, validly existing and in good standing as a corporation under the laws of the Commonwealth of Virginia; (ii) the Remarketing Agent has all requisite power to execute and deliver, and has by proper action duly authorized the execution and delivery of this Agreement;
(iii) the Remarketing Agent is a member of the National Association of Securities Dealers, Inc.; and (iv) this Agreement constitutes the legal, valid and binding obligation of the Remarketing Agent enforceable in accordance with its terms, except that enforcement may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors' rights generally and by general principles of equity.

          SECTION 4.03. INDEMNIFICATION OF REMARKETING AGENT. The Representative agrees to indemnify and hold the Remarketing Agent harmless from any and all liability, loss, damages, costs and expenses of any nature (including, without limitation, reasonable counsel fees and expenses) arising out of or in connection with the Remarketing Agent's duties or those of the Remarketing Agent's employees or agents (each, an "Indemnified Party") arising from its performance under this Agreement or the Indenture, except for liabilities, losses, damages, costs, expenses and fees arising out of the bad faith, gross negligence or willful misconduct of the Remarketing Agent or any of its employees or agents. The Representative agrees that neither the Remarketing Agent nor any of its employees or agents shall be liable for any action or omission to act, taken or made pursuant to this Agreement, except for gross negligence, bad faith or willful misconduct. The foregoing provisions of this
Section 4.03 include, without limitation, any action taken or omitted within the scope of this Agreement or the Indenture or any such action taken or omitted upon telephonic or written instructions received or reasonably believed to have been received from the Representative or the Indenture Trustee.

          Promptly after receipt by an Indemnified Party of notice of the commencement of any action in respect to which indemnification may be sought against the Representative under Section 4.03 hereof, such Indemnified Party shall promptly notify the Representative in writing; but the omission to so notify the Representative shall neither relieve the Representative from any liability which the Representative may have to any Indemnified Party otherwise than under this Section 4.03 nor affect any rights that the Representative may have otherwise than this Section 4.03 nor affect any rights that the Representative may have otherwise than under this Section 4.03 to participate in and/or assume the defense of any action brought against any Indemnified Party. In the event such action is brought against any Indemnified Party, and such Indemnified Party notifies the Representative of the commencement thereof, the Representative shall be entitled to participate in, and, to the extent that the Representative chooses so to do, to assume the defense thereof (including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party), and the Representative shall assume the payment of all fees and expenses relating to such defense, and shall have the right to negotiate and consent to any settlement thereof reasonably satisfactory to such Indemnified Party. Any one or more of the Indemnified Parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but after notice from the Representative to such Indemnified Party of the Representative's election to assume the defense thereof, the fees and expense of such separate counsel shall be at the expense of such Indemnified Party unless the employment of such counsel has been specifically authorized in writing by the Representative or unless a conflict of interest reasonably necessitates separate counsel. The Representative shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Representative or if there be a final judgment for the plaintiff in any such action as to which the Representative has received notice in writing as hereinabove required, the Representative agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

          In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Section 4.03 is held to be unavailable for the Remarketing Agent from the Representative with respect to matters covered by this Section 4.03 for which the Remarketing Agent is adjudged to be contributorily responsible, the Representative on the one hand and the Remarketing Agent on the other, with respect to such matters, shall contribute to the aggregate losses and expenses, to which the Representative on the one hand and the Remarketing Agent on the other may be subject in such proportion such that the Remarketing Agent is responsible for that portion represented by the percentage that the Remarketing Agent Fee payable to the Remarketing Agent hereunder with respect to the distribution in question bears to the aggregate offering price of the Auction Rate Notes, and the Representative shall be responsible for the balance. In no event, however, shall the Remarketing Agent be responsible for an amount in excess of such Remarketing Agent Fee and in no event shall any person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The allocation of contributions provided by this Section 4.03 also shall extend, without limitation, to any and all expenses whatsoever reasonably incurred in connection with investigating, preparing for, or defending against, or providing evidence, producing documents, or taking any other reasonable action in respect of, any such loss, damage, expense, liability or claim (or action in respect thereof), whether or not resulting in any liability, and shall include any loss to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever as set forth herein if such settlement is effected with the written consent of the Representative. For purposes of this Section 4.03, each officer, director, employee, agent, or attorney of the Remarketing Agent and each person, if any, who controls the Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or within the meaning of any amendment of said Acts, shall, under the same circumstances, have the same rights to contribution from the Representative as does the Remarketing Agent hereunder. Within a reasonable time after a party entitled to contribution under this Section 4.03 shall have been served with the summons or other first legal process or shall have received written notice of the threat of a claim in respect of which contribution may be sought hereunder, such person shall, if a claim for contribution is to be made against the Representative or the Remarketing Agent under this Section 4.03, notify such party, in writing, of the commencement thereof, PROVIDED, HOWEVER, that any notice given by the Remarketing Agent for the purposes of, and as provided in, this Section 4.03 shall constitute notice for purposes of this Section 4.03.

          The indemnity provided by this Section 4.03 shall be in addition to any other liability that the Representative may otherwise have hereunder, at common law, or otherwise. The indemnity provided by this Section 4.03 is provided solely for the benefit of each of the Indemnified Parties and their respective successors, assigns, and legal representatives, and no other person shall acquire or have any right under or by virtue of such provisions of this Agreement. The indemnification provided by this Section 4.03 shall survive termination of this Agreement and discharge or resignation of the Remarketing Agent.

                                    ARTICLE V

                        COMPENSATION OF REMARKETING AGENT

          SECTION 5.01. In consideration of the services to be performed by the Remarketing Agent under this Agreement, the Remarketing Agent shall be entitled to a fee (the "Remarketing Agent Fee") at a per annum rate equal to the product of (i) the then outstanding Class Principal Balance of the Auction Rate Notes and (ii) 0.25%.

          The Remarketing Agent shall be entitled to receive the Remarketing Agent Fee pursuant to Section 7.08(d)(i) of the Sale and Servicing Agreement or, if such fee is not paid when due, from the Representative.


                                   ARTICLE VI

                                  MISCELLANEOUS

          SECTION 6.01. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

          (b) The Remarketing Agent's duties and obligations hereunder shall be governed solely by the terms of this Agreement and the Indenture, anything in any other document to the contrary notwithstanding. Any conflict between the terms of the Indenture or any other agreement and this Agreement shall be resolved in favor of this Agreement.

          (c) This Agreement may be amended only by a written agreement signed by the parties hereto.

          (d) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute but one and the same Agreement.

          (e) The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or sections hereof.

          (f) Any notices, requests or other communications given or made hereunder or pursuant hereto shall be in writing (unless otherwise specified herein) and shall be deemed to have been validly given or made when delivered (via telecopy or by hand) or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                         (i) if to the Indenture Trustee, to HSBC Bank USA, 140
               Broadway, 12th Floor, New York, New York 10005 (or telecopy (212) 658-6425), Attention: Susan Barstock; Corporate Trust Department (telephone (212) 658-2079);

                         (ii) if to the Representative, The Money Store Inc.,
               707 Third Street, West Sacramento, California 95605 (or telecopy
               (916) 617-2693), Attention: Managing Attorney (telephone (916) 617-2699); and

                         (iii) if to the Remarketing Agent, to First Union
               Capital Markets Corp., One First Union Center, 301 S. College St., DC-8, Charlotte, North Carolina 28288-0602 (or telecopy
               (704) 383-6382), Attention: Angus McBride (telephone (704) 383-7727).

          (g) In the event any one or more of the provisions of this Agreement shall for any reason be held to be illegal or invalid, such illegality or invalidity shall not affect any other provisions of the Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provisions had not been contained herein.

          (h) Neither the Representative nor the Indenture Trustee shall amend
Schedule I to the Indenture without the written consent of the Remarketing
Agent.

          (i) Unless terminated earlier as herein provided, the term of this Agreement shall be equal to the term of the Auction Rate Notes, as the same may be shortened by retirement thereof before maturity.

          (j) Unless otherwise specifically provided herein, all times specified herein shall be New York City time.

          (k) The Remarketing Agent may become the owner of any of the Auction Rate Notes with the same rights it would have if it were not acting as Remarketing Agent hereunder.

          IN WITNESS WHEREOF, the Representative and the Remarketing Agent have each caused this Interest Rate Services Agreement to be executed in their respective corporate names by their duly authorized officers or signatories as of the date first above written.

                                    HSBC BANK USA, not in its individual
                                    capacity but solely as Indenture Trustee

                                    By /s/ Susan Barstock
                                       ----------------------------------
                                       Name:  Susan Barstock
                                       Title: Assistant Vice President


                                    FIRST UNION CAPITAL MARKETS CORP.

                                    By /s/ William W. Ingram
                                       ----------------------------------
                                       Name:  William W. Ingram
                                       Title: Managing Director

The Representative hereby accepts
its obligations hereunder, including
those pursuant to Sections 2.01, 4.02,
4.03, 5.01 and 6.01(h) hereof.

THE MONEY STORE INC.


By  /s/ Arthur Lyon
    -----------------------------------
    Name:  Arthur Lyon
    Title: Senior Vice President/CFO